Exhibit 99.1

CV Sciences, Inc. Reports Second Quarter 2016 Financial Results

-Continues Strong Performance from Consumer Products Division with Reported Sales of $2.5 Million for Q2 2016

-Company Initiates Preclinical Drug Development Program to Address $5.3 Billion Market Opportunity in Cessation of Smokeless Tobacco

Las Vegas, Nevada, August 12, 2016 – CV Sciences, Inc. (OTCBB:CVSI) (the “Company”, “CV Sciences”, “our” or “we”) announced today its financial results for the second quarter and six months ended June 30, 2016.

Second Quarter 2016 - Business Highlights

•	Drug Development Program. Following the CanX Acquisition in December 2015, CV Sciences commenced its preclinical drug development program during the second quarter of 2016. The Company’s drug development efforts include pursuing synthetic-based Cannabidiol (“CBD”) drug candidates in areas that have potential to provide significant improvements in therapeutic patient treatments with sizable addressable markets.
•	Natural Products Sales Channel Expands. The Company expanded its education program and marketing efforts in partnership with broker relationships and physician educators to increase this sales channel, addressing the $35 billion U.S. Natural Products industry. As of June 30, 2016, the Company continued its expansion in the Natural Products sales channel with placement into 705 stores.
•	Company Rebranding Continues. In June 2016, CV Sciences announced that Financial Industry Regulatory Authority (“FINRA”) had approved a change in the trading symbol for the Company’s common stock to “CVSI.” The Company’s common stock formerly traded under the symbol “CANV.”

“During the second quarter, we continued to generate strong performance from our consumer products division, as the distribution of our branded consumer products increased to 705 retail locations as of June 30, 2016, compared to the 120 retail locations a year ago,” said Michael Mona, Jr., chairman and CEO of CV Sciences. “We have seen a strong market acceptance and an increase in demand for our consumer products with sales of $2.5 million during the three months ended June 30, 2016, up from sales of $2.4 million for the same period last year. Given our established position as a market leader in CBD consumer products, we have pivoted our corporate strategy to include the development and commercialization of innovative medicines. During the second quarter of 2016, we initiated our preclinical drug development program following the acquisition of CanX, Inc. (“CanX Acquisition”) in December 2015. The remainder of 2016 will be focused on laying the groundwork for our development of novel therapeutics, utilizing synthetic CBD as the active pharmaceutical ingredient aimed at significant improvements in patient treatment for unmet medical needs. We have assembled a strong and experienced team to advance our clinical efforts and look forward to providing updates to our investors on the progress made in our drug development program. We remain focused on delivering innovative solutions to health care issues while creating value for our shareholders.”

Operating Results for the Three Months Ended June 30, 2016

The Company’s net loss for the three months ended June 30, 2016 was $2,226,902 or ($0.04) per share (basic and diluted), compared to net loss of $2,003,068 or ($0.06) per share (basic and diluted) for the three months ended June 30, 2015. There were significant non-cash transactions that caused the year-over-year difference which are explained in the Non-GAAP Financial Measures below. Revenues for the second quarter of 2016 increased as a result of the company’s expansion in sales and distribution channels for its CBD consumer product category.

Selling, general and administrative (“SG&A”) expenses for the three months ended June 30, 2016 was $3,385,726 compared to $2,850,053 for the same period in 2015. Stock-based compensation, which is a non-cash expense, was $670,682 and $857,846 for the three months ended June 30, 2016 and 2015, respectively. SG&A expenses also include $263,040 and $254,818 of depreciation and amortization expense for the three months ended June 30, 2016 and 2015, respectively. After adjusting for non-cash stock-based compensation and depreciation and amortization for the three months ended June 30, 2016 and 2015, SG&A costs increased by $714,615 in the second quarter of 2016 compared to the second quarter of 2015. This increase resulted from $122,809 of expense related to the Company’s specialty pharmaceutical segment, which began operations during the second quarter of 2016 and increased headcount, legal, commissions, marketing and employee benefits expenses.

Research and development (“R&D”) expense for the three months ended June 30, 2016 and 2015 were $341,547 and $433,544, respectively. The decrease in the second quarter of 2016 compared to 2015 relates primarily to the Company’s transitioning R&D activities into production of inventory products. R&D expenses during the three months ended June 30, 2016 and 2015 includes stock-based compensation, a non-cash expense, of $0 and $8,846, respectively.

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Financial highlights for the three and six months ended June 30, 2016 are presented below:

	For the three months ended June 30,		For the six months ended June 30,
Financial Highlights	2016	2015	2016	2015
GAAP Measures:
Product sales, net	$2,487,756	$2,413,886	$4,910,434	$5,127,938
Net loss	($2,226,902)	($2,003,068)	($3,760,019)	($4,651,858)
Net loss per share - basic and diluted	($0.04)	($0.06)	($0.07)	($0.13)
Non-GAAP Measures (unaudited):
EBITDA	($1,799,906)	($1,765,572)	($2,741,953)	($4,201,679)
Adjusted EBITDA	($1,129,224)	($898,880)	($1,491,120)	($1,578,993)

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A reconciliation and explanation of GAAP measures to non-GAAP measures is provided later in this release.

Balance Sheet and Liquidity Highlights

As of June 30, 2016, the Company had cash of approximately $1.4 million. The Company has sufficient cash reserves and access to capital to meet its working capital requirements. Stockholders’ equity amounted to approximately $21.8 million as of June 30, 2016.

Non-GAAP Financial Measures

The Company reports EBITDA and Adjusted EBITDA to present information about its operating performance and financial position. The Company currently focuses on EBITDA and Adjusted EBITDA to evaluate its business relationships and resulting operating performance. EBITDA and Adjusted EBITDA are defined as net income (loss) plus interest expense, income tax expense, depreciation and amortization, further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. The Company presents Adjusted EBITDA because it considers that an important measure of its performance and it is a meaningful financial metric in assessing operating performance from period-to-period by excluding certain items that management believes are not representative of its core business, such as certain non-cash items and other adjustments. The Company believes that EBITDA and Adjusted EBITDA, viewed in addition to, and not in lieu of, its reported results in accordance with accounting principles generally accepted in the United States (“GAAP”), provides useful information to investors regarding its performance for the following reasons:

•	because non-cash equity grants made to employees and non-employees at a certain price and point in time do not necessarily reflect how the business is performing at any particular time, therefore stock-based compensation expense is not a key measure of our operating performance; and
•	revenues and expenses associated with acquisitions, dispositions, equity issuance and related offering costs can vary from period to period and transaction to transaction and are not considered a key measure of operating performance.

The reconciliation from net loss to EBITDA and Adjusted EBITDA, both non-GAAP measures, are presented below:

	For the three months ended June 30,		For the six months ended June 30,
	2016	2015	2016	2015
Net loss	$(2,226,902)	$(2,003,068)	$(3,760,019)	$(4,651,858)
Interest income	(5)	(33,446)	(27,658)	(70,488)
Interest expense	163,961	16,124	519,309	16,124
Amortization of purchased intangible assets	214,350	205,500	428,700	411,000
Depreciation of property & equipment	48,690	49,318	97,715	93,543
EBITDA	(1,799,906)	(1,765,572)	(2,741,953)	(4,201,679)

EBITDA Adjustments:
Stock-based compensation expense (1)	670,682	866,692	1,250,833	2,622,686
Total EBITDA Adjustments	670,682	866,692	1,250,833	2,622,686

Adjusted EBITDA	$(1,129,224)	$(898,880)	$(1,491,120)	$(1,578,993)

(1)	Represents stock-based compensation expense related to stock options and stock grants awarded to employees, consultants and non-executive directors based on the grant date fair value using the Black-Scholes valuation model.

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EBITDA and Adjusted EBITDA are non-GAAP measures and do not purport to be an alternative to net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and EBITDA and Adjusted EBITDA are not measures of net income (loss), operating income (loss) or any other performance measure derived in accordance with GAAP.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures or contractual requirements;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and
•	EBITDA and Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, the level of capital investment, thus, limiting their usefulness as comparative measures.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company for investment in its business. The Company compensates for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.

For further discussion of the Company’s financial results for the three and six months ended June 30, 2016, please refer to the Company’s consolidated financial statements and related Management Discussion and Analysis, which can be found at www.cvsciences.com or EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 12, 2016.

About CV Sciences, Inc.

CV Sciences, Inc. (OTCBB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, a consumer product division focused on manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in Las Vegas, Nevada and San Diego, California. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

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